Return to Form 8-K
Exhibit 10.2

WELLCARE HEALTH PLANS, INC. 2013 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD NOTICE AND AGREEMENT

This award is made to the Participant named below by WellCare Health Plans, Inc., a Delaware corporation (the “Company”). Subject to the terms and conditions of this Restricted Stock Unit Award Notice and Agreement, including Appendix A attached hereto and incorporated herein, and the terms and conditions of the Stock Unit Award Agreement that is available to you on the Company’s Intranet site and is an integral part of this award (together, the “Award Documentation”), the Company hereby awards under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “Plan”) the Restricted Stock Units, the vesting of which is conditioned upon the achievement of the performance goal set forth on Appendix A attached hereto (“RSUs”), described below to Participant effective as of the Grant Date set forth below. Capitalized terms used in the Award Documentation that are not defined herein have the meanings attributed to them in the Plan.

1.	Grant Date: [__________]

2.	Number of RSUs: [__________], subject to adjustment as provided in the Award Documentation and the Plan.

3.	Description of RSUs: Each RSU constitutes an unfunded and unsecured promise of the Company to deliver one Share to Participant on the Delivery Date (defined below).

4.
Performance Condition: The award of RSUs shall be contingent on the Company achieving the performance condition set forth on Appendix A attached hereto. If the performance condition set forth on Appendix A is not achieved, all RSUs will be forfeited. If the performance condition set forth on Appendix A is achieved, the RSUs will vest in accordance with Section 5 below.

5.
Normal Vesting Schedule: Except as set forth below, the RSUs shall vest in approximately equal increments on [__________] (each such date, a “Vesting Date”), provided that the Continuous Service of Participant continues through and on the applicable Vesting Date. Except as otherwise provided in the Award Documentation, the RSUs shall vest only on the Vesting Dates specified above and no partial vesting will occur prior to any Vesting Date.

6.
Termination of Continuous Service: Except as set forth in Section 7 below, upon the termination of Participant’s Continuous Service for any reason, any then-unvested RSUs shall be forfeited automatically without any payment to Participant and become null and void.

7.
Change in Control: Provided that the RSUs have not previously been forfeited pursuant to Section 4 above, in the event of a Change in Control, any then-unvested RSUs shall become immediately vested on the effective date of the termination of Participant’s Continuous Service if, within twenty-four (24) months following a Change in Control, Participant’s Continuous Service is terminated by (i) the Company or a Subsidiary without Cause or (ii) Participant for Good Reason.

8.	Delivery Date: The Shares underlying the number of vested RSUs shall be delivered as soon as practicable and, in any case, within 30 days after the date on which such RSUs vested.
By signing below, Participant hereby consents and agrees to the electronic delivery of the Award Documentation. Participant acknowledges and agrees that (1) the Restricted Stock Unit Award Agreement, the Plan and the Plan prospectus are available for Participant’s review on the Company’s Intranet under the Legal Services section, and, upon request, a paper version of each document will be provided to Participant and (2) Participant has reviewed and fully understands the Award Documentation, the Plan and the Plan prospectus and agrees to be bound by the terms and conditions of the Plan and the Award Documentation.

PARTICIPANT	WELLCARE HEALTH PLANS, INC.

By:___________________	By:___________________
[_________]	Name: [_________]
Title: [___________]